Exhibit 99.1

Technical Communications Corporation Announces a special one-time dividend of $2.00 per share

CONCORD, Mass.--(BUSINESS WIRE)--February 8, 2010--Technical Communications Corporation (OTC BB: TCCO.OB) today announced that its Board of Directors has declared a special one-time dividend of $2.00 per share of common stock outstanding. The dividend is payable in cash on March 22, 2010 to all shareholders of record on March 8, 2010.

The Company also announced that the Board of Directors had discussed the implementation of a quarterly dividend program commencing in the next fiscal quarter. It is the current expectation of the Board of Directors that at the May meeting of the Board, and continuing at each quarterly meeting for the foreseeable future, the Company will consider a declaration of a quarterly dividend in the range of $0.10 per share.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition, dividend payments and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com